
--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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

1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
    Rand           David                        Metromedia Fiber Network, Inc. ("MFNX")        ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                                Senior Vice President
AboveNet Communications Inc., 50 W. San Fernando Street                   November 2000       ---------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
San Jose         California        95113                                                          Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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See Attached
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1.  In addition, as reported on Table II of this Form 4, Rand holds options to purchase 1,900,807 shares of Issuer Class A common stock at exercise prices ranging from $2.13 per share to $28.56 per share.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.







FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Option to Buy                          $2.58      11/3/2000     M             1,750               12/18/1998 12/18/2008
------------------------------------------------------------------------------------------------------------------------
    "                               $11.1040      11/3/2000     M             8,250                3/19/1999  3/19/2009
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    "                                 $2.128      11/3/2000     M            10,000                8/18/1998  8/18/2008
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    "                                 $2.128      11/7/2000     M            20,000                    "          "
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    "                                 $2.128      11/21/2000    M            26,918                    "          "
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    "                                 $2.128      11/22/2000    M            26,919                    "          "
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------------------------------------------------------------------------------------------------------------------------
Option to Buy
------------------------------------------------------------------------------------------------------------------------

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

------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)

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

Class A Common        1,750            $2.58
------------------------------------------------------------------------------------------
     "                8,250         $11.1040
------------------------------------------------------------------------------------------
     "               10,000           $2.128
------------------------------------------------------------------------------------------
     "               20,000              "
------------------------------------------------------------------------------------------
     "               26,918              "
------------------------------------------------------------------------------------------
     "               26,919              "
------------------------------------------------------------------------------------------

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Class A Common                                      1,900,807         D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:






                                                                                 /s/ David Rand                   December 8, 2000
                                                                                 -------------------------------  ------------------
**Intentional misstatements or omissions of facts constitute                     **Signature of Reporting Person        Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                 David Rand

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)




ATTACHMENT A  -  DAVID RAND

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                               Transaction                                                       Ownership     Nature of
                               Code         Securities                  Amount of                Form: Direct  Indirect
Title Of         Transaction                Acquired or Disposed Of     Securities Beneficially  (D) or        Beneficial
Security         Date          Code    V    Amount      A/D    Price    Owned At End of Month    Indirect (I)  Ownership
-----------------------------------------------------------------------------------------------------------------------


Class A Common   11/3/2000      A            1,750      A      $2.58                                     D
-----------------------------------------------------------------------------------------------------------------------

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         "       11/3/2000      A            8,250      A      $11.1040                                  D
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         "       11/3/2000      A           10,000      A      $2.128                                    D
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         "       11/3/2000      S           10,000      D      $21.4625
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         "       11/7/2000      A           20,000      A      $2.128                                    D
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         "       11/7/2000      S           20,000      D      $21.8125
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         "       11/21/2000     A           26,918      A      $2.128                                    D
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         "       11/21/2000     S              500      D      $16.75
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         "       11/21/2000     S           26,418      D      $16.6875
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         "       11/22/2000     A           26,919      A      $2.128                                    D
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         "       11/22/2000     S           10,000      D      $14.75
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         "       11/22/2000     S           16,919      D      $14.125
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                                                                          113,206                        D
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